Exhibit 4.9

MOOSE JAW REFINERY PARTNERSHIP, MOOSE JAW REFINERY ULC, CANWEST
PROPANE PARTNERSHIP, CANWEST PROPANE ULC, MP ENERGY PARTNERSHIP,
MP ENERGY ULC, GIBSON ENERGY PARTNERSHIP, GEP ULC, LINK
PETROLEUM SERVICES LTD., CHIEF HAULING CONTRACTORS ULC, GIBSON
GCC INC., BATTLE RIVER TERMINAL GP INC., BATTLE RIVER TERMINAL LP AND
BRIDGE CREEK TRUCKING LTD.
as Guarantors

and

THE BANK OF NEW YORK MELLON
as Trustee

and

BNY TRUST COMPANY OF CANADA
as Collateral Agent

and

THE NOTEHOLDERS
as other Secured Creditors

GUARANTEE – SUBSIDIARY GUARANTORS

May 27, 2009

STIKEMAN ELLIOTT LLP

i

SCHEDULES

SCHEDULE “A”                                                        GUARANTOR SECURITY DOCUMENTS

SCHEDULE “B”                                                          FORM OF JOINDER AGREEMENT

ii

GUARANTEE — SUBSIDIARY GUARANTORS

Guarantee dated as of May 27, 2009 made by Moose Jaw Refinery Partnership, Moose Jaw Refinery ULC, CanWest Propane Partnership, CanWest Propane ULC, MP Energy Partnership, MP Energy ULC, Gibson Energy Partnership, GEP ULC, Link Petroleum Services Ltd., Chief Hauling Contractors ULC, Gibson GCC Inc., Battle River Terminal GP Inc., Battle River Terminal LP and Bridge Creek Trucking Ltd., to and in favour of The Bank of New York Mellon, as Trustee, BNY Trust Company of Canada, as Collateral Agent and the other Secured Creditors.

RECITALS:

(a)                                  The Issuers may from time to time issue Notes to the Noteholders pursuant to the Indenture with The Bank of New York Mellon, as Trustee;

(b)                                 The Initial Purchasers have agreed pursuant to the Note Purchase Agreement to purchase the Notes issued by the Issuers in the aggregate principal amount of US$560,000,000 on the terms and conditions contained in the Note Purchase Agreement;

(c)                                  Each Guarantor will receive substantial benefits from the issuance of the Notes under the Indenture and the other Indenture Documents and each Guarantor is, therefore, willing to enter into this Guarantee; and

(d)                                 It is a condition precedent to the issuance of the Notes that each Guarantor unconditionally guarantee the obligations of the Issuers under the Indenture, the Notes and the other Indenture Documents, on the terms and conditions contained in this Guarantee;

In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, each of the Guarantors agrees as follows.

ARTICLE 1
INTERPRETATION

Section 1.1                                               Defined Terms.

As used in this Guarantee the following terms have the following meanings:

“Battle River” means Battle River Terminal GP Inc., a corporation incorporated and existing under the laws of Alberta, and its successors and permitted assigns.

“Battle River LP” means Battle River Terminal LP, a limited partnership established and existing under the laws of Alberta, and its successors and permitted assigns.

“Bridge Creek” means Bridge Creek Trucking Ltd., a corporation incorporated and existing under the laws of Saskatchewan, and its successors and permitted assigns.

“CanWest Partnership” means CanWest Propane Partnership, a partnership established and existing under the laws of Alberta, and its successors and permitted assigns.

“CanWest ULC” means CanWest Propane ULC, an unlimited liability corporation organized and existing under the laws of Alberta, and its successors and permitted assigns.

“Chief Hauling” means Chief Hauling Contractors ULC, an unlimited liability corporation organized and existing under the laws of Alberta, and its successors and permitted assigns.

“Collateral Agent” means BNY Trust Company of Canada, acting as collateral agent on behalf of, inter alia, the Noteholders and the other Secured Creditors and any successor collateral agent appointed in accordance with the terms of the Indenture Documents, and its successors and permitted assigns.

“Credit Parties” means, collectively, the Issuers and each Guarantor (as defined in the Indenture) and “Credit Party” means any one of them.

“Debentures” means, collectively, (i) the demand debenture of even date herewith made by Gibson Energy to and in favour of the Collateral Agent for the benefit of the Secured Creditors (as defined therein); (ii) the demand debenture of even date herewith made by the Guarantors, Link Petroleum, Inc., Gibson Energy (U.S.) Inc., GEP Midstream and Parent to and in favour of the Collateral Agent for the benefit of the Secured Creditors (as defined therein); and (iii) any other debenture or mortgage made by any Credit Party to and in favour of the Collateral Agent in connection with the Indenture.

“GEP Midstream” means GEP Midstream Finance Corp., a corporation incorporated and existing under the laws of Alberta, and its successors and permitted assigns.

“GEP ULC” means GEP ULC, an unlimited liability corporation organized and existing under the laws of Alberta, and its successors and permitted assigns.

“Gibson Energy” means Gibson Energy ULC, an unlimited liability corporation organized and existing under the laws of Alberta, and its successors and permitted assigns.

“Gibson GCC” means Gibson GCC Inc., a corporation incorporated and existing under the laws of Alberta, and its successors and permitted assigns.

“Gibson Partnership” means Gibson Energy Partnership, a partnership established and existing under the laws of Alberta, and its successors and permitted assigns.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Guarantee” means this guarantee.

“Guarantor Security Documents” at any time means, in respect of each Guarantor, the agreements described in Schedule “A” and any other security held by the Collateral Agent and the Secured Creditors, or any one of them, from time to time for such Guarantor’s obligations under this Guarantee and the other Indenture Documents to which it is a party.

“Guarantors” means, collectively, Moose Jaw Partnership, Moose Jaw ULC, CanWest Partnership, CanWest ULC, MP Partnership, MP ULC, Gibson Partnership, GEP ULC, Link Petroleum, Chief Hauling, Gibson GCC, Battle River, Battle River LP, Bridge Creek and each other Person which at any time and from time to time becomes a party hereto as a guarantor and “Guarantor” means any one of them.

“Indenture” means the indenture dated as of May 27, 2009 among the Issuers, the Trustee, the Collateral Agent, the Parent, the Guarantors and the U.S. Guarantors (as defined therein) party thereto, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Trustee or Noteholders.

“Indenture Documents” means, collectively, the Indenture, the Notes, the Intercreditor Agreement, this Guarantee, the Debentures, the Guarantor Security Documents, the Registration Rights Agreement, the Security Agreements and each other Collateral Document.

“Initial Purchasers” means UBS Securities LLC, RBS Securities Inc. d/b/a RBS and RBC Capital Markets Corporation and their respective successors and permitted assigns.

“Issuers” means, collectively, Gibson Energy and GEP Midstream.

“Joinder Agreement” has the meaning ascribed to it in Section 4.2.

“Link Petroleum” means Link Petroleum Services Ltd., a corporation incorporated and existing under the laws of British Columbia, and its successors and permitted assigns.

“Moose Jaw Partnership” means Moose Jaw Refinery Partnership, a partnership established and existing under the laws of Alberta, and its successors and permitted assigns.

“Moose Jaw ULC” means Moose Jaw Refinery ULC, an unlimited liability corporation organized and existing under the laws of Alberta, and its successors and permitted assigns.

“MP Partnership” means MP Energy Partnership, a partnership established and existing under the laws of Alberta, and its successors and permitted assigns.

“MP ULC” means MP Energy ULC, an unlimited liability corporation organized and existing under the laws of Alberta, and its successors and permitted assigns.

“Noteholder” means a Person in whose name a Note is registered in the register maintained by the Registrar pursuant to the Indenture.

“Note Obligations” means, collectively, (a) the Obligations of each Issuer and each other Credit Party from time to time arising under or in respect of the Indenture, the Notes and the other Indenture Documents and whether incurred by such Issuer or such other Credit Party alone or jointly with another or others and whether as principal, guarantor or surety and in whatever name or style and whether in its own personal capacity or in its capacity as a partner, general partner or managing partner of any Partnership Obligor in which it is a partner, general partner or managing partner, as applicable; (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Issuer and each other Credit Party under the Indenture, the Notes and the other Indenture Documents and whether incurred by such Issuer or such other Credit Party alone or jointly with another or others and whether as principal, guarantor or surety and in whatever name or style and whether in its own personal capacity or in its capacity as partner, general partner or managing partner of any Partnership Obligor in which it is a partner, general partner or managing partner, as applicable; and (c) the due and punctual performance of all covenants, agreements, obligations and liabilities of Issuers and each other Credit Party under or pursuant to the Indenture, the Notes and the other Indenture Documents.

“Note Purchase Agreement” means the purchase agreement dated as of May 21, 2009 among the Issuers, Parent and the Initial Purchasers.

“Notes” means the notes issued and outstanding under the Indenture at any time and from time to time, including Initial Notes, Additional Notes and Exchange Notes.

“Obligation” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Original Currency” has the meaning ascribed to it in Section 3.14.

“Other Currency” has the meaning ascribed to it in Section 3.14.

“Parent” means Gibson Energy Holding ULC, an unlimited liability corporation incorporated and existing under the laws of Alberta, and its successors and permitted assigns.

“Partnership Obligor” means, collectively, each of Moose Jaw Partnership, CanWest Partnership, MP Partnership, Gibson Partnership, Battle River Terminal LP and each other partnership which at any time and from time to time becomes a Credit Party and “Partnership Obligor” means any one of them.

“Registration Rights Agreement” means the registration rights agreement dated as of May 27, 2009 by and among Gibson Energy, GEP Midstream, each of the Guarantors (as defined therein) and the Initial Purchasers.

“Secured Creditors” means the Trustee, the Collateral Agent and the Noteholders at any time and from time to time, and for greater clarity, do not include the Additional Secured Creditors (as defined in the Security Agreements and the Debentures).

“Security Agreements” means, collectively, (i) the security agreement of even date herewith made by Gibson Energy, GEP Midstream and Parent to and in favour of Collateral Agent for the benefit of the Secured Creditors (as defined therein) and (ii) the security agreement of even date herewith made by the Guarantors, Link Petroleum, Inc. and Gibson Energy (U.S.) Inc. to and in favour of Collateral Agent for the benefit of the Secured Creditors (as defined therein).

“Trustee” means The Bank of New York Mellon, acting as trustee for the Noteholders and any successor trustee appointed under the Indenture and its successors and permitted assigns.

Section 1.2                                               Interpretation.

(1)                                  Capitalized terms used in this Guarantee but not defined have the meanings given to them in the Indenture.

(2)                                  In this Guarantee the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”.  The phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.  The expression “Article”, “Section” or other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Guarantee.

(3)                                  Any reference in this Guarantee to gender includes all genders.  Words importing the singular number only include the plural and vice versa.

(4)                                  The division of this Guarantee into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect its interpretation.

(5)                                  The schedules attached to this Guarantee form an integral part of it for all purposes of it.

(6)                                  Any reference to this Guarantee, any Guarantor Security Document or any other Indenture Document refers to this Guarantee or such Guarantor Security Document or such other Indenture Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it.  Any reference in this Guarantee to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

(7)                                  All references in this Guarantee to dollars, unless otherwise specifically indicated, are expressed in currency of the United States of America.

ARTICLE 2
GUARANTEE

Section 2.1                                               Guarantee.

Each of the Guarantors irrevocably and unconditionally, jointly and severally, guarantees to each of the Secured Creditors the due and punctual payment, and the due performance, whether at stated maturity, by acceleration or otherwise, of the Note Obligations.  Each of the Guarantors agrees that the Note Obligations will be paid to the Trustee and the other Secured Creditors strictly in accordance with their terms and conditions.  The Trustee may enforce this Guarantee against any Guarantor for the benefit of the Trustee and the other Secured Creditors up to the full amount of the Note Obligations without proceeding against any other Guarantor, any Issuer or any Collateral Document.

Section 2.2                                               Primary Note Obligation

If any or all of the Note Obligations are not duly performed by any Issuer and are not performed by any Guarantor under Section 2.1 for any reason whatsoever, such Note Obligations will, as a separate and distinct obligation, be performed by such Guarantor as primary obligor.

Section 2.3                                               Absolute Liability.

Each of the Guarantors agrees that the liability of the Guarantors under Section 2.1 and Section 2.2, is absolute and unconditional irrespective of:

(a)                                  the lack of validity or enforceability of any terms of any of the Indenture Documents;

(b)                                 any contest by any Issuer or any other Person as to the amount of the Note Obligations, the validity or enforceability of any terms of the Indenture Documents or the perfection or priority of any security granted to the Trustee or the other Secured Creditors;

(c)                                  any defence, counter claim or right of set-off available to any Issuer (other than payment in full of the Note Obligations);

(d)                                 any release, compounding or other variance of the liability of any Issuer or any other Person liable in any manner under or in respect of the Note Obligations or the extinguishment of all or any part of the Note Obligations by operation of law (other than payment in full of the Note Obligations);

(e)                                  any change in the time or times for, or place or manner or terms of payment or performance of the Note Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which any Secured Creditors or the Trustee on behalf of the Secured Creditors may grant to any Issuer or any other Person;

(f)                                    any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any additional Note issuances thereunder or the inclusion of an additional Issuer thereunder), or other action or inaction under, the Indenture, the other Indenture Documents or any other related document or instrument, or the Note Obligations;

(g)                                 any discontinuance, termination, reduction, renewal, increase, abstention from renewing or other variation of any credit or credit facilities to, or the terms or conditions of any transaction with, any Issuer or any other Person;

(h)                                 any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Issuer, any Guarantor or any other Credit Party or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of any Issuer, any Guarantor or any other Credit Party or their respective businesses;

(i)                                     any dealings with the security which any Secured Creditor or the Trustee on behalf of the Secured Creditors holds or may hold pursuant to the terms and conditions of the Indenture Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(j)                                     any limitation of status or power, disability, incapacity or other circumstance relating to any Issuer, any Guarantor, any other Credit Party or any other Person, including any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, winding-up or other like proceeding involving or affecting any Issuer, any Guarantor, any other Credit Party or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not any such Guarantor shall have notice or knowledge of any of the foregoing;

(k)                                  the assignment by any Secured Creditor of all or any part of the benefits of this Guarantee;

(l)                                     any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Indenture Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (i) any Governmental Entity that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Note Obligations or the obligations of any such Guarantor under this Guarantee, or (ii) any court order that amends, varies, reduces or otherwise affects any of the Note Obligations;

(m)                               any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by any Secured Creditors or the Trustee on behalf of the Secured Creditors, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which the Trustee or any other Secured Creditor realizes on such security;

(n)                                 any application of any sums received to the Note Obligations (other than payment in full of the Note Obligations), or any part thereof, and any change in such application; and

(o)                                 any other circumstances which might otherwise constitute a defence available to, or a discharge of, any Guarantor, any Issuer or any other Person in respect of the Note Obligations or this Guarantee.

ARTICLE 3
ENFORCEMENT

Section 3.1                                               Remedies.

None of the Secured Creditors nor the Trustee on behalf of the Secured Creditors is bound to exhaust its recourse against any Issuer or any other Person or realize on any security it may hold in respect of the Note Obligations before being entitled to (i) enforce payment and performance under this Guarantee or (ii) pursue any other remedy against each of the Guarantors, and each of the Guarantors renounces all benefits of discussion and division.

Section 3.2                                               Amount of Note Obligations.

Any account settled or stated by or between the Trustee and the Issuers, or if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Trustee shall, in the absence of manifest mathematical error, be accepted by the Guarantors as presumptively correct evidence of the amount of the Note Obligations which is due by the Issuers to the Secured Creditors or remains unpaid by the Issuers to the Secured Creditors.

Section 3.3                                               Payment on Demand.

Each of the Guarantors will pay and perform the Note Obligations and pay all other amounts payable by it to the Secured Creditors or the Trustee on behalf of the Secured Creditors under this Guarantee, and the obligation to do so arises, immediately after demand for such payment or performance is made in writing to it.  The liability of each of the Guarantors bears interest from the date of such demand at the rate or rates of interest then applicable to the Note Obligations under and calculated in the manner provided in the Indenture Documents (including any adjustment to give effect to the provisions of the Interest Act (Canada)).

Section 3.4                                               Suspension of Guarantor Rights.

So long as there are any Note Obligations, no Guarantor will exercise any rights which it may at any time have by reason of the performance of any of its obligations under this Guarantee (i) to be indemnified by any Issuer, (ii) to claim contribution from any other guarantor of the debts, liabilities or obligations of any Issuer, or (iii) subject to Section 3.6, to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Creditors or the Trustee under any of the Indenture Documents.

Section 3.5                                               No Prejudice to Secured Creditors or Trustee.

None of the Secured Creditors nor the Trustee on behalf of the Secured Creditors are prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Issuers, the Secured Creditors or the Trustee on behalf of the Secured Creditors.  The Trustee and the other Secured Creditors may, at any time and from time to time, in such manner as any of them may determine is expedient, without any consent of, or notice to, any of the Guarantors and without impairing or releasing the obligations of any of the Guarantors (i) change the manner, place, time or terms of payment or performance of the Note Obligations, (ii) renew or alter the Note Obligations, (iii) amend, vary, modify, supplement or replace any Indenture Document or any other related document or instrument, (iv) discontinue, reduce, renew, increase, abstain from renewing or otherwise vary any credit or credit facilities to, any transaction with, any Issuer or any other Person, (v) release, compound or vary the liability of any Issuer or any other Person liable in any manner under or in respect of the Note Obligations, (vi) take or abstain from taking securities or collateral from any other Person, or from perfecting securities or collateral of any other Person, (vii) exercise or enforce or refrain from exercising or enforcing any right or security against any Issuer, any Guarantor or any other Person, (viii) accept compromises or arrangement from any Person, (ix) apply any sums from time to time received to the Note Obligations, or any part thereof, and change any such application in whole or in part from time to time, (x) otherwise deal with, or waive or modify their right to deal with, any Person and security, in each case, in accordance with the Indenture Documents, if applicable.  In their dealings with the Issuers, the Trustee and the other Secured Creditors need not enquire into the authority or power of any Person purporting to act for or on behalf of the Issuers.

Section 3.6                                               Rights of Subrogation.

Any rights of subrogation acquired by any Guarantor by reason of payment under this Guarantee shall not be exercised until the Note Obligations (other than contingent indemnity obligations) have been paid or repaid in full and such rights of subrogation shall be no greater than the rights held by the Trustee and the other Secured Creditors.  In the event (i) of the liquidation, winding up or bankruptcy of any Credit Party (whether voluntary or compulsory), (ii) that any Credit Party makes a bulk sale of any of its assets within the provisions of any bulk sales legislation, or (iii) that any Credit Party makes any composition with creditors or enters into any scheme of arrangement, the Trustee and the other Secured Creditors have the right to rank in priority to each of the Guarantors for their full claims in respect of the Note Obligations and receive all dividends and other payments until their claims have been paid in full.  Each of the Guarantors will continue to be liable, less any payments made by it, for any balance which may be owing to the Secured Creditors by the Issuers.  No valuation or retention of their security by the Secured Creditors or the Trustee on behalf of the Secured Creditors shall, as between any Credit Party, the Trustee and the other Secured Creditors and the Guarantors, be considered as a purchase of such security or as payment or satisfaction or reduction of all or any part of the Note Obligations.  If any amount is paid to any Guarantor in violation of this Section at any time when all the

Note Obligations (other than contingent indemnity obligations) have not been paid in full, the amount will be held in trust for the benefit of the Trustee on behalf of the Secured Creditors and immediately paid to the Trustee to be credited and applied to the Note Obligations, whether matured or unmatured.  No Guarantor has any recourse against any Secured Creditor for any invalidity, non-perfection or unenforceability of any security held by the Secured Creditors or the Trustee on behalf of the Secured Creditors or any irregularity or defect in the manner or procedure by which the Secured Creditors or the Trustee realize on such security.

Section 3.7                                               No Set-off.

To the fullest extent permitted by law, each of the Guarantors makes all payments under this Guarantee without regard to any defence, counter-claim or right of set-off available to it.

Section 3.8                                               Successors of the Issuers.

This Guarantee will not be revoked by any change in the constitution of any Credit Party.

Section 3.9                                               Continuing Guarantee and Continuing Note Obligations.

The obligation of each of the Guarantors under Section 2.1 is a continuing guarantee, and the obligation of each of the Guarantors under Section 2.2 is a continuing obligation.  Each of Section 2.1 and Section 2.2 extends to all present and future Note Obligations, applies to and secures the ultimate balance of the Note Obligations due or remaining due to the Trustee and the other Secured Creditors (other than contingent indemnity obligations) and is binding as a continuing obligation of each Guarantor until the Trustee on behalf of the Secured Creditors releases such Guarantor, or until payment in full of the Note Obligations (other than contingent indemnity obligations).  This Guarantee will continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Note Obligations is rescinded or must otherwise be returned by any Secured Creditors upon the insolvency, bankruptcy or reorganization of any Issuer or otherwise, all as though the payment had not been made.

Section 3.10                                        Supplemental Security.

This Guarantee is in addition and without prejudice to and supplemental to all other guarantees, indemnities, obligations and security now held or which may hereafter be held by any Secured Creditor or the Trustee on behalf of the Secured Creditors.

Section 3.11                                        Security for Guarantee.

Each of the Guarantors acknowledges that this Guarantee is intended to secure payment and performance of the Note Obligations and that the payment and performance of the Note Obligations and the other obligations of the Guarantors under this Guarantee are secured pursuant to the terms and provisions of the Guarantor Security Documents.

Section 3.12                                        Interest Act (Canada).

Each of the Guarantors acknowledges that certain of the rates of interest applicable to the Note Obligations may be computed on the basis of a year of 360 days or 365 days, as the case may be and paid for the actual number of days elapsed.  For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be.

Section 3.13                                        Taxes.

(1)                                  All payments made by the Guarantors under this Guarantee or under any of the Guarantor Security Documents will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in the Relevant Taxing Jurisdiction, unless a Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.  If a Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to this Guarantee or under any of the Guarantor Security Documents, such Guarantor will pay as additional interest the Additional Amounts as may be necessary so that the net amount received by each Noteholder (including Additional Amounts) after such withholding or deduction will equal the amount the Noteholder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:

(a)                                  but for the Noteholder or beneficial owner of Notes not dealing at arm’s length with the Guarantors (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

(b)                                 but for the existence of any present or former connection between the Noteholder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes, including a fiduciary, settler, beneficiary, member, partner, shareholder or other equity interest owner of, or possessor of power over, such Noteholder or beneficial owner, if such Noteholder or beneficial owner is an estate, trust, partnership, limited liability company, corporation or other entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the Notes or enforcement of rights thereunder or the receipt of payments in respect thereof; or

(c)                                  but for the failure by the Noteholder to satisfy any certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction or arm’s-length relationship with the Guarantors of the Holder or beneficial owner or otherwise establishing the right to the benefit of an exemption from, or reduction in the rate of, withholding or deduction, if (a) such compliance is required by law, regulation, administrative practice or an applicable treaty of the Relevant Taxing Jurisdiction as a precondition to exemption from, or a reduction in the rate of deduction of withholding of, such Taxes and (b) the Guarantors have provided the Trustee with thirty (30) days’ prior written notice of such requirement.

(2)                                  Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes is not the sole beneficial owner of such payments, or is a fiduciary or partnership (including any entity or arrangement treated as a partnership by the Relevant Taxing Jurisdiction), to the extent that any beneficial owner, beneficiary or settler with respect to such fiduciary or any partner or member of such partnership would not have been entitled to such Additional Amounts with respect to such payments had such beneficial owner, beneficiary, settler, partner or member received directly its beneficial or distributive shares of such payments.  In addition, Additional Amounts will not be payable with respect to (i) any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the Notes, this Guarantee or any of the Guarantor Security Documents (ii) any withholding or deduction that relates to any estate, inheritance, gift or similar tax, duty, assessment or governmental charge, (iii) any withholding or deduction imposed on a payment to an individual and required to be made pursuant to European Union Directive on the taxation of savings income which was adopted by the ECOFIN Council (the Council of EU Finance and Economic Ministers), or any law implementing or complying with, or introduced to conform to, such directive, or pursuant to related measures entered into on a reciprocal basis between member states of the European Union and certain non-European Union countries and dependent or associated territories, and (iv) any Tax imposed or levied by, or on behalf of, the United States of America or any State or other political subdivision thereof.

(3)                                  Whenever in this Guarantee or any of the Guarantor Security Documents there is mentioned, in any context, the payment of Note Obligations or other amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(4)                                  Upon request, the Guarantors will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

(5)                                  The Guarantors will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in a Relevant Taxing Jurisdiction from the execution, delivery or registration of the Notes, this Guarantee or under any of the Guarantor Security Documents and any such taxes, charges or similar levies imposed by any jurisdiction resulting from, or required to be paid in connection with the enforcement of the Notes, this Guarantee or under any of the Guarantor Security Documents or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

(6)                                  The provisions of this Section 3.13 survive the termination of this Guarantee.

Section 3.14                                        Judgment Currency.

(1)                                  If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Note Obligations or any other amount due to a Secured Creditor in respect of any Guarantor’s obligations under this Guarantee in any currency (the “Original Currency”) into another currency (the “Other Currency”), each of the Guarantors, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Secured Creditor could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)                                  The obligations of any Guarantor in respect of any sum due in the Original Currency from it to any Secured Creditor shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Creditor of any sum adjudged to be so due in such Other Currency such Secured Creditor may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Secured Creditor in the Original Currency, each of the Guarantors agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Creditor against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Secured Creditor in the Original Currency, the Secured Creditor agrees to remit such excess to the Guarantor.

ARTICLE 4
GENERAL

Section 4.1                                               Notices, etc.

Any notices, directions or other communications provided for in this Guarantee must be in writing and given in accordance with the Indenture.

Section 4.2                                               Addition of Guarantors.

Each of the Guarantors shall cause each Subsidiary of such Guarantor which, from time to time, after the date hereof shall be required, pursuant to the provisions of the Indenture or which the Issuers elect pursuant to the terms of the Indenture to have guarantee the Note Obligations in favour of the Trustee on behalf of the Secured Creditors pursuant to the terms of this Guarantee, to execute and deliver to the Trustee on behalf of the Secured Creditors a Joinder Agreement substantially in the form of Schedule “B” within thirty (30) days of the date on which it was acquired or created.  Effective from and after the date of the execution and delivery by any Person to the Trustee and the other Secured Creditors of a Joinder Agreement, such Person shall be, and shall be deemed for all purposes to be, a Guarantor under this Guarantee with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such Person were, effective as of such date, an original signatory to this Guarantee as a Guarantor.  The execution and delivery of a Joinder Agreement by any Person shall not require the consent of any other Guarantor and all of the obligations of each Guarantor under this Guarantee shall remain in full force and effect notwithstanding the addition of any additional Guarantor to this Guarantee.

Section 4.3                                               No Merger, Survival of Representations and Warranties.

The covenants of each of the Guarantors in this Guarantee survive the execution and delivery of this Guarantee and the issuance of Notes under the Indenture.  Notwithstanding any investigation made by or on behalf of the Trustee or the other Secured Creditors, the covenants in this Guarantee continue in full force and effect.

Section 4.4                                               Further Assurances.

(1)                                  Each of the Guarantors will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Trustee may reasonably request to give full effect to this Guarantee and to perfect and preserve the rights and powers of the Trustee and the other Secured Creditors under this Guarantee, including any acknowledgements and confirmations of this Guarantee and the Guarantor Security Documents.

(2)                                  Each of the Guarantors acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from each Issuer on a continuing basis all information desired by such Guarantor concerning the financial condition of such Issuer and that such Guarantor will look to such Issuer and not to the Trustee or the other Secured Creditors, in order for such Guarantor to keep adequately informed of changes in such Issuer’s financial condition.

Section 4.5                                               Successors and Assigns.

This Guarantee is binding upon each of the Guarantors, their respective successors and assigns, and enures to the benefit of each of the Secured Creditors and each of their respective successors permitted transferees and permitted assigns.  No other Person (including any other creditor of any Guarantor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing, any Secured Creditor may assign or otherwise transfer any indebtedness held by it secured by this Guarantee to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Creditor, herein or otherwise.  No Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Trustee which may be unreasonably withheld, except pursuant to transactions permitted under the Indenture.

Section 4.6                                               Amendment.

This Guarantee may only be amended, supplemented or otherwise modified by written agreement executed by the Trustee and each of the Guarantors affected by such amendment, supplement or modification.

Section 4.7                                               Waivers, etc.

(1)                                  No consent or waiver by the Trustee or the other Secured Creditors in respect of this Guarantee is binding unless made in writing and signed by an authorized officer of the Trustee.  Any consent or waiver given under this Guarantee is effective only in the specific instance and for the specific purpose for which given.  No waiver of any of the provisions of this Guarantee constitutes a waiver of any other provision.

(2)                                  A failure or delay on the part of the Trustee or any other Secured Creditor in exercising a right under this Guarantee does not operate as a waiver of, or impair, any right of the Trustee or such other Secured Creditor however arising.  A single or partial exercise of a right on the part of the Trustee or the other Secured Creditors does not preclude any other or further exercise of that right or the exercise of any other right by the Trustee or such other Secured Creditors.

Section 4.8                                               Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines that any provision of this Guarantee is illegal, invalid or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will remain in full force and effect.

Section 4.9                                               Enforcement.

The Trustee on behalf of the Secured Creditors agrees that the enforcement of this Guarantee is subject to the terms of the Indenture, including Section 6.06 thereof.

Section 4.10                                        Application of Proceeds.

All monies collected by the Trustee or any other Secured Creditor under this Guarantee will be applied as provided in the Indenture.  To the extent any other Indenture Document requires proceeds of collateral under such Indenture Document to be applied in accordance with the provisions of this Guarantee, the Trustee or holder under such other Indenture Document shall apply such proceeds in accordance with this Section.

Section 4.11                                        Governing Law.

(1)                                  This Guarantee will be governed by, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(2)                                  Each Guarantor irrevocably attorns and submits to the exclusive jurisdiction of any court of competent jurisdiction of the Province of Alberta sitting in Calgary, Alberta in any action or proceeding arising out of or relating to this Guarantee and the other Indenture Documents to which it is a party.  Each Guarantor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum.  Nothing in this Section limits the right of the Trustee to bring proceedings against any Guarantor in the courts of any other jurisdiction.

(3)                                  Each Guarantor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to such

Guarantor at the address set forth in Section 4.1 hereof.  Nothing in this Section affects the right of the Trustee to serve process in any manner permitted by law.

Section 4.12                                        General Limitation on Guarantee Obligations

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Article 2 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Article 2, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to any right of contribution established hereunder) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 4.13                                        Release of Guarantors.

A Guarantor shall be released from its obligations under its Guarantees and its obligations under the other Indenture Documents:

(1)                                  in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by Gibson Energy and the Restricted Subsidiaries;

(2)                                  if such Guarantor is designated as an Unrestricted Subsidiary, otherwise becomes an Excluded Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary, respectively in each case in accordance with the Indenture; or

(3)                                  upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, and Additional Interest, if any, on the Notes and payment in full of all other Note Obligations with respect to such Notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid.

Section 4.14                                        Right of Contribution

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder or under the other Indenture Documents, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 3.6.  The provisions of this Section 4.14 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent and each Guarantor shall remain liable to the Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 4.15                                        Business Corporations Act

To the extent required pursuant to Section 45 of the Business Corporations Act (Alberta), each of the Guarantors hereby consents to the entering into of the transactions contemplated in the Indenture and this Guarantee (including the giving of guarantees and the granting of security) by each of the other Credit Parties.

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IN WITNESS WHEREOF each Guarantor has executed this Guarantee.

MOOSE JAW REFINERY PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

MOOSE JAW REFINERY ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

CANWEST PROPANE PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

CANWEST PROPANE ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

MP ENERGY PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

Guarantee – Subsidiary Guarantors

MP ENERGY ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON ENERGY PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GEP ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

LINK PETROLEUM SERVICES LTD.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

CHIEF HAULING CONTRACTORS ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON GCC INC.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

Guarantee – Subsidiary Guarantors

BATTLE RIVER TERMINAL GP INC.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

BATTLE RIVER TERMINAL LP
by its general partner,
Battle River Terminal GP Inc.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

BRIDGE CREEK TRUCKING LTD.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

Guarantee – Subsidiary Guarantors

Accepted and Agreed:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Lici Zhu
Name: Lici Zhu
Title: Assistant Vice President

SCHEDULE “A”

GUARANTOR SECURITY DOCUMENTS

1.                                       Security Agreement of even date herewith made by each of the Guarantors, Link Petroleum, Inc. and Gibson Energy (U.S.) Inc. to and in favour of Collateral Agent for the benefit of the Secured Creditors (as defined therein).

2.                                       Demand Debenture of even date herewith made by the Guarantors, Link Petroleum, Inc. and Gibson Energy (U.S.) Inc., GEP Midstream and Parent to and in favour of the Collateral Agent for the benefit of the Secured Creditors (as defined therein).

SCHEDULE “B”

FORM OF JOINDER AGREEMENT

[Name of New Guarantor]

[Address of New Guarantor]

[Date]

Ladies and Gentlemen:

Reference is made to the Guarantee-Subsidiary Guarantors (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee), dated as of •, 2009 made by Moose Jaw Refinery Partnership, Moose Jaw Refinery ULC, CanWest Propane Partnership, CanWest Propane ULC, MP Energy Partnership, MP Energy ULC, Gibson Energy Partnership, GEP ULC, Link Petroleum Services Ltd., Chief Hauling Contractors ULC, Gibson GCC Inc., Battle River Terminal GP Inc., Battle River Terminal LP and Bridge Creek Trucking Ltd. (each an “Guarantor” and together the “Guarantors”) in favour of The Bank of New York Mellon, as Trustee (in such capacity and together with any successors and permitted assigns in such capacity, the “Trustee”) and the other Secured Creditors (as defined therein).

This Joinder Agreement supplements the Guarantee and is delivered by the undersigned, [                    ] (the “New Guarantor”), pursuant to Section 4.2 of the Guarantee. The New Guarantor hereby agrees to be bound as a Guarantor party to the Guarantee by all of the terms, covenants and conditions set forth in the Guarantee to the same extent that it would have been bound if it had been a signatory Guarantor to the Guarantee on the date of the Guarantee. Without limiting the generality of the foregoing, the New Guarantor guarantees to each of the Secured Creditors the due and punctual payment, and the due performance, whether at stated maturity, by acceleration or otherwise, of the Note Obligations. The New Guarantor also expressly assumes all obligations and liabilities of a Guarantor thereunder. The New Guarantor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Guarantors contained in the Guarantee.

Annexed hereto are supplements to each of the schedules to the Guarantee with respect to the New Guarantor. Such supplements shall be deemed to be part of the Guarantee.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

This Joinder Agreement will be governed by, interpreted and enforced in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the New Guarantor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

By:
Name:
Title

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Accepted and Agreed:

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

[Schedules to be attached]

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